Exhibit 3.1
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOURCEFIRE, INC.
Pursuant to Sections 242 and 245 of the General
Corporation Law of the State of Delaware
     The undersigned is Chief Executive Officer of Sourcefire, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     I. The Corporation’s Certificate of Incorporation was initially filed in the Office of the Secretary of State of Delaware on December 13, 2001 and has been amended by (i) an Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on January 31, 2002, (ii) a Second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on June 12, 2002, (iii) a First Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on October 8, 2002, (iv) a Second Certificate of Amendment to the second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on November 26, 2002, (v) a Third Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on February 10, 2003, (vi) a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on November 17, 2003, and (vii) a Fourth Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on January 14, 2004;
     II. The Board of Directors of the Corporation by unanimous written consent pursuant to Section 141(f) of the DGCL dated May 23, 2006 duly adopted a resolution pursuant to Sections 242 and 245 of the DGCL proposing that this Fifth Amended and Restated Certificate of Incorporation amend and restate in its entirety the Certificate of Incorporation of the Corporation (as previously amended and restated), and declaring said amendment and restatement to be advisable and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor;
     III. Pursuant to Sections 228, 242 and 245 of the DGCL, on May 23, 2006 this Fifth Amended and Restated Certificate of Incorporation was duly approved and adopted by Written Consent in lieu of a Special Meeting of Stockholders of the Corporation by the Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were presented and voted;
     IV. The text of this Fifth Amended and Restated Certificate of Incorporation set forth in Section V below was duly adopted by the Board of Directors and by holders of the requisite number of outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with the provisions of 141, 228, 242 and 245 of the DGCL; and

     V. This Fifth Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation (as previously amended and restated) in its entirety as follows:
ARTICLE ONE
Name
     The name of the corporation is Sourcefire, Inc. (the “Corporation”).
ARTICLE TWO
Registered Office and Agent
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
Purpose
     The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges conferred by the laws of the State of Delaware upon corporations formed under the DGCL.
ARTICLE FOUR
Period of Existence
     The Corporation is to have perpetual existence.
ARTICLE FIVE
Authorized Capital
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) thirty-six million five hundred thousand (36,500,000) shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) eighteen million, two hundred ninety six thousand, one hundred and seven (18,296,107) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A. COMMON STOCK.
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.
     Except as otherwise provided in the Corporation’s Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the sum of the number of shares thereof then outstanding and the number of shares required to be reserved under Subsection C.4(c)(ii) below) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.
     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.
B. PREFERRED STOCK.
     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.
     Except as otherwise specifically provided in this Certificate of Incorporation, as amended from time to time, or by contract, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of Common Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C. SERIES A CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK, SERIES C CONVERTIBLE PREFERRED STOCK AND SERIES D CONVERTIBLE PREFERRED STOCK.
     Two million, four hundred ninety-five thousand, four hundred and ten (2,495,410) shares of the Preferred Stock are hereby designated “Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Seven million, one hundred thirty-two thousand, two hundred and five (7,132,205) shares of the Preferred Stock are hereby designated “Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Five million, four hundred four thousand, and forty-three (5,404,043) shares of the Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). Three million, two hundred sixty four thousand, four hundred and forty nine (3,264,449) shares of the Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall collectively be referred to herein as the “Series Preferred”. The Series Preferred has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:
     1. Dividends.
          (a) The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, unless the holders of the Series Preferred then outstanding shall first receive, or simultaneously receive (x) all accrued and unpaid dividends described in Subsection 1(c) below, and (y) a dividend on each outstanding share of Series Preferred equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series Preferred is then convertible.
          (b) The provisions of Section C.1(a) above shall not apply to:
               (i) dividends payable solely in shares of Common Stock;
               (ii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to or employment by the Corporation; or
               (iii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares, provided, that such exercise is approved by the Board of Directors of the Corporation (the “Board”), including the affirmative approval of all of the Preferred Designees (as defined below in Article Five, Subsection C.3(b)).
          (c) In addition to the dividends required to be paid to the holders of Series Preferred pursuant to Subsection 1(a), the holders of shares of Series Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the rate of eight percent (8%) per annum of the applicable Original Issue Price (as defined below) for such series of Series Preferred on each outstanding share of Series Preferred, each payable (A) when, as and if declared by the Board, but only out of funds that are legally available therefor, (B) upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (C) upon the redemption of the Series Preferred pursuant to Section 6 below. Such dividends shall accrue on each share of Series Preferred from the date on which such shares are issued, and shall accrue from day to day until paid, regardless of whether earned or declared. Such dividends shall be cumulative from the date of issuance of each share of Series Preferred, whether or not declared.
          (d) The “Original Issue Price” shall be $3.05 per share for the Series A Preferred Stock, $1.5423 per share for the Series B Preferred Stock, $2.7757 per share for the Series C Preferred Stock, and $7.0456 per share for the Series D Preferred Stock (each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).
2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Priority Payments to Holders of Series Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis with the holders of the Series D Preferred Stock then outstanding, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series Preferred (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount per share equal to one and one-half (1 1/2) times the applicable Original Issue Price for such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, plus any declared and/or accrued but unpaid dividends on such shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis with the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to one and one-quarter (1 1/4) times the applicable Original Issue Price for such shares of Series D Preferred Stock, plus any declared and/or accrued but unpaid dividends on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Preferred the full amount to which they shall be entitled as set forth in this paragraph, the holders of shares of Series Preferred shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (b) Payments to Holders of Junior Stock and Series Preferred. After the payment of all preferential amounts required to be paid to the holders of Series Preferred, upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Series Preferred and Junior Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion into Common Stock of all such shares). The aggregate amount which a holder of a share of Series Preferred is entitled to receive under Subsection 2(a) and 2(b) is hereinafter referred to as the “Series Preferred Liquidation Amount.”
          (c) Deemed Liquidation Events.
               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):
                    (A) a merger, consolidation or other corporate reorganization (each, an “Acquisition”) in which:
(I)	the Corporation is a constituent party, or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation or other corporate reorganization, except (x) any such merger, consolidation or other corporate reorganization involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger, consolidation or other corporate reorganization continue to hold immediately following such merger, consolidation or other corporate reorganization greater than fifty percent (50%) of the voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (y) any merger, consolidation or other corporate reorganization effected exclusively to change the domicile of the Corporation; or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted or a combination thereof; or
                    (B) the sale, lease or other disposition (each an “Asset Transfer”) of all or substantially all the assets of the Corporation, in a single transaction or series of related transactions, (I) by the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation) or (II) by stockholders of the Corporation holding at least a majority of the voting power of the then-outstanding capital stock of the Corporation.
               (ii) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the

Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.
               (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the DGCL within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series Preferred no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series Preferred, and (B) if the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, and the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, each requesting as separate classes, so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any liabilities associated with the assets sold, leased or disposed of, as determined in good faith by the Board), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series Preferred at a price per share equal to the applicable Series Preferred Liquidation Amount for such shares. In the event of a redemption pursuant to the preceding sentence, and if the Net Proceeds are not sufficient to redeem all outstanding shares of Series Preferred, then the Corporation shall redeem a pro rata portion of each holder’s shares of Series Preferred, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The provisions of Subsections 6(b) through 6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series Preferred pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.
               (iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.
     3. Voting.
          (a) General Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsections 3(b) or 3(c) below, or Section C.6(a) below, holders of Series Preferred shall vote together with the holders of Common Stock, as a single class.
          (b) Board. For so long as any shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series A Designee”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. For so long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Designee” and together with the Series A Designee, the “Preferred Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Common Designees”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board, if any, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the purpose of electing the Series A Designee, (ii) the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the purpose of electing the Series B Designee, (iii) the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing the Common Designees, and (iv) the presence in person or by proxy of the holders of a majority of the shares of Common Stock and Series Preferred then outstanding, together as a single class on an as-if converted to Common Stock basis, shall constitute a quorum of the Common Stock and Series Preferred for the purpose of electing all other directors.
          (c) Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least (1) two-thirds (2/3) of the outstanding Series A Preferred Stock, (2) sixty percent (60%) of the outstanding Series B Preferred Stock, (3) a majority of the outstanding Series C Preferred Stock, and (4) a majority of the outstanding Series D Preferred Stock, each voting or consenting as separate classes, shall be necessary for effecting or validating the following actions:
               (i) Any alteration or change of any of the rights, preferences or privileges of the Series D Preferred Stock, or any authorization, issuance or reclassification of any security senior to or pari passu with the Series D Preferred Stock in any respect, other than issuance of 3,264,449 shares of Series D Preferred Stock to be issued pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement dated as of the Original Issue Date (as defined in Section C.4(d)(i)(B) below) and issuance of shares of Series A Preferred Stock issuable upon exercise of warrants to purchase Series A Preferred Stock that are outstanding as of the Original Issue Date and issuance of Common Stock pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan;
               (ii) Any alteration or change of any of the rights, preferences or privileges of the Series C Preferred Stock, or any authorization, issuance or reclassification of any security senior to or pari passu with the Series C Preferred Stock in any respect, other than issuance of 3,264,449 shares of Series D Preferred Stock to be issued pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement dated as of the Original Issue Date and issuance of shares of Series A Preferred Stock issuable upon exercise of warrants to purchase Series A Preferred Stock that are outstanding as of the Original Issue Date and issuance of Common Stock pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan;
               (iii) Any alteration or change of any of the rights, preferences or privileges of the Series B Preferred Stock, or any authorization, issuance or reclassification any security senior to or pari passu with the Series B Preferred Stock in any respect, other than issuance of 3,264,449 shares of Series D Preferred Stock to be issued pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement dated as of the Original Issue Date and issuance of shares of Series A Preferred Stock issuable upon exercise of warrants to purchase Series A Preferred Stock that are outstanding as of the Original Issue Date and issuance of Common Stock pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan;
               (iv) Any alteration or change of any of the rights, preferences or privileges of the Series A Preferred Stock, or any authorization, issuance or reclassification any security senior to or pari passu with the Series A Preferred Stock in any respect, other than issuance of 3,264,449 shares of Series D Preferred Stock to be issued pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement dated as of the Original Issue Date and issuance of shares of Series A Preferred Stock issuable upon exercise of warrants to purchase Series A Preferred Stock that are outstanding as of the Original Issue Date and issuance of Common Stock pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan;
               (v) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation, or change in the authorized size of the Board;
               (vi) Any voluntary dissolution or liquidation of the Corporation or any reclassification or recapitalization of the outstanding capital stock of the Corporation;
               (vii) Consummate a transaction regarding an Asset Transfer, Acquisition, merger, acquisition, or consolidation, or similar business combination of the Company;
               (viii) Any redemption or repurchase with respect to Common Stock or Preferred Stock (except for (A) acquisitions of Common Stock by the Corporation permitted by

Section C.1(b) above, (B) redemption pursuant to Section C.2(c)(iii) above, (C) redemptions pursuant to Section C.6 below, and (D) acquisition of shares of capital stock of the Corporation pursuant to that certain Stock Repurchase Agreement, dated February 5, 2002, by and between the Corporation and the Maryland Department of Business and Economic Development);
               (ix) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (except as permitted by Sections C.1(b) above);
               (x) Any increase in the number of shares reserved for issuance pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan or the creation of (or subsequent increase of shares reserved pursuant to) any other stock purchase or stock option plans that are approved by the Board;
               (xi) Any (A) grant of an exclusive license to a material portion of, or grant of ownership right in any of, the Corporation’s intellectual property or (B) entering into an exclusive distribution or partnership agreement relating to the Corporation’s intellectual property;
               (xii) Entering into or otherwise becoming party to any definitive agreement whereby any stockholder or stockholders of the Corporation shall transfer capital stock of the Corporation to a third party pursuant to which such third party acquires beneficial ownership of a majority of the voting stock of the Corporation;
               (xiii) Enter into any agreement or contract with any affiliate of the Company (as such term is defined in the rules and regulations promulgated under the Securities Act f 1933, as amended) other than with a wholly-owned subsidiary of the Corporation; or
               (xiv) Effecting any of the foregoing (i)-(xiii) by merger, reorganization, consolidation or otherwise.
     4. Optional Conversion. The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such Series Preferred by the applicable Conversion Price (as defined below) for such series of Series Preferred in effect at the time of conversion. The conversion price (each, a “Conversion Price”) shall initially be $1.0167 for the Series A Preferred Stock, $1.5423 for the Series B Preferred Stock, $2.7757 for the Series C Preferred Stock and $7.0456 for the Series D Preferred Stock (each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Each such initial Conversion Price, and the rate at which shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     In the event of a notice of redemption of any shares of Series Preferred pursuant to Section C.6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred. In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series Preferred notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least thirty (30) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series Preferred that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.
     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay such holder cash equal to such fraction multiplied by the then effective applicable Conversion Price for such series of Series Preferred.
     (c) Mechanics of Conversion.
               (i) In order for a holder of Series Preferred to convert shares of Series Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred, at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series Preferred, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred. Before taking any action which would cause an adjustment reducing the applicable Conversion Price for any series of Series Preferred below the then par value of the shares of Common Stock issuable upon conversion of such Series Preferred, the

Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for, nor shall any payment be made of, any declared and/or accrued but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.
               (iv) All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series Preferred so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.
               (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (d) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:
                         (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                         (B) “Original Issue Date” shall mean the date on which a share of Series D Preferred Stock was first issued.
                         (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                         (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(I) shares of Common Stock issued or issuable upon conversion of shares of Series Preferred;
(II) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Original Issue Date;
(III) shares of Common Stock issued or issuable as a dividend or distribution on Series Preferred;
(IV) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on             shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;
(V) shares of Common Stock, and Options therefor, issued or to be issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to the Sourcefire, Inc. 2002 Stock Incentive Plan or any other stock purchase or stock option plans that are approved by the Board (including the affirmative vote of all of the Preferred Designees) and approved by the stockholders pursuant to Article V, Subsection C.3(c)(xi) hereof;
(VI) shares of Common Stock, and Options therefor, issued or issuable to any bank, or other financial or lending institution, equipment lessor or service provider, pursuant to any equipment leasing, loan arrangement, debt financing, or similar arrangement, provided that the issuance of such shares or Options is approved by (1) the Board including the affirmative vote of all of the Preferred Designees, and (2) at least a majority of the then outstanding shares of Series C Preferred Stock and at least a majority of the then outstanding shares of Series D Preferred Stock, each voting or consenting as separate classes; and provided, further, that the primary purpose of the transaction is not an equity financing;
(VII) shares of Common Stock, and Options therefor, issued or issuable in connection with a strategic transaction, such as a joint venture, or a manufacturing, marketing or distribution arrangement (including the acquisition or licensing of technology (including, without limitation, sponsored research) by the Corporation or to a collaborative partner of the Corporation in connection with a corporate partnering transaction) that is not substantially for equity financing purposes and is approved by the (1) Board including the affirmative vote of all of the Preferred Designees, and (2) at least a majority of the then outstanding shares of Series C Preferred Stock and at least a majority of the then outstanding shares of Series D Preferred Stock, each voting or consenting as separate classes;
(VIII) shares of Common Stock issued in connection with a Qualifying Public Offering (as defined in Article V, Section C.5(a) below);
(IX) shares of Common Stock, Preferred Stock, Options therefor and Convertible Securities issued with the consent of the holders of (1) at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, (2) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, (3) at least a majority of the then outstanding shares of Series C Preferred Stock, and (4) at least a majority of the then outstanding shares of Series D Preferred Stock, each voting or consenting as separate classes; and
(X) shares of Common Stock, and Options therefor, issued or issuable in connection with the acquisition of another entity by the Corporation by merger, purchase of all or substantially all of the assets of another entity or other reorganization resulting in ownership by the Corporation of not less than fifty-one percent (51%) of the voting power of such entity.
               (ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price for a series of Series Preferred shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price for such series of Series Preferred in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.
               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
                    (A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the applicable Conversion Price shall forthwith be increased to such Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security never been issued, and the Common Stock thereunder shall no longer be deemed to be outstanding.
                    (E) No adjustment in any Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time or from time to time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii) above, but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) below or upon a stock split or combination as provided in Subsection 4(e) below), (w) in the case of the Series A Preferred Stock, without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, (x) in the case of the Series B Preferred Stock, without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock, (y) in the case of the Series C Preferred Stock, without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock and (z) in the case of the Series D Preferred Stock, without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to such issue, then the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, in effect immediately prior to such issue, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be (1) the number of shares of Common Stock deemed outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding plus (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date.

               (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
                    (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, each Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).
          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series Preferred, each Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series Preferred, each Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event each Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series Preferred; provided, however, that no such adjustment shall be made if the holders of Series Preferred simultaneously receive a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.
          (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection C.2(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share of Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Series Preferred.

          (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against impairment.
          (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than thirty (30) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) each Conversion Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Series Preferred.
          (k) Notice of Record Date. In the event:
                    (i) that the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
                    (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or
                    (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
     5. Mandatory Conversion.
          (a) All outstanding shares of Series Preferred shall automatically be converted at the then effective and applicable Conversion Price into fully paid and nonassessable shares of Common Stock, (A) upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the sale of shares of Common Stock for the account of the Corporation, at a price per share to the public of at least one and one-half (1 1/2) times the applicable Original Issue Price for the Series D Preferred Stock, and resulting in at least forty million dollars ($40,000,000) of gross proceeds to the Corporation (a “Qualifying Public Offering”), (B) on a date agreed to in writing by (i) the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, (ii) the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, (iii) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, and (iv) the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, each agreeing as separate classes, or (C) on a date agreed to in writing by at least eighty-five percent (85%) of the holders of the then outstanding shares of Series Preferred (on an as-if-converted to Common Stock basis) (each, a “Mandatory Conversion Date”).
          (b) All holders of record of shares of Series Preferred shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record holder of Series Preferred. Upon receipt of such notice, each holder of shares of Series Preferred shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series Preferred shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights granted herewith with respect to the Series Preferred so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series Preferred has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series

Preferred, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
     (c) All certificates evidencing shares of Series Preferred which are required to be surrendered for conversion in accordance with the provisions of this Section 5 shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series Preferred represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series Preferred may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.
     6. Redemption.
          (a) If the holders of (i) at least a majority of the then outstanding shares of Series A Preferred Stock, (ii) at least a majority of the then outstanding shares of Series B Preferred Stock, (iii) at least a majority of the then outstanding shares of Series C Preferred Stock, and (iv) at least a majority of the then outstanding shares of Series D Preferred Stock, each requesting as separate classes, request that the Corporation redeem the Series Preferred (“Redemption Shares”) by delivering written notice to the Corporation (an “Initial Redemption Request”), then the Corporation, to the extent it may lawfully do so, shall redeem the Redemption Shares from each holder of shares of Series Preferred that requests redemption pursuant to the Initial Redemption Request or pursuant to a subsequent election made in accordance with Section 6(b) below (a “Requesting Holder”) in three (3) equal annual installments beginning at any date on or after the fifth (5th) anniversary of the Original Issue Date. The Corporation shall effect the redemptions of the Series Preferred on each Mandatory Redemption Date (as defined below in Section 6(b)) by paying in cash in exchange (A) for the shares of Series A Preferred Stock to be redeemed a sum equal to the greater of (1) the applicable Original Issue Price per share of Series A Preferred Stock plus all accrued dividends and all declared but unpaid dividends (to the extent there are earnings legally available therefor) with respect to such shares, or (2) the per share fair market value of the Series A Preferred Stock as of the date of such redemption, as determined by the Board in good faith, (B) for the shares of Series B Preferred Stock to be redeemed a sum equal to the greater of (1) the applicable Original Issue Price per share of Series B Preferred Stock plus all accrued dividends and all declared but unpaid dividends (to the extent there are earnings legally available therefor) with respect to such shares, or (2) the per share fair market value of the Series B Preferred Stock as of the date of such redemption, as determined by the Board in good faith, (C) for the shares of Series C Preferred Stock to be redeemed a sum equal to the greater of (1) the applicable Original Issue Price per share of Series C Preferred Stock plus all accrued dividends and all declared but unpaid dividends (to the extent there are earnings legally available therefor) with respect to such shares, or (2) the per share fair market value of the Series C Preferred Stock as of the date of such redemption, as determined by the Board in good faith, and (D) for the shares of Series D Preferred Stock to be redeemed a sum equal to the greater of (1) the applicable Original Issue

Price per share of Series D Preferred Stock plus all accrued dividends and all declared but unpaid dividends (to the extent there are earnings legally available therefor) with respect to such shares, or (2) the per share fair market value of the Series D Preferred Stock as of the date of such redemption, as determined by the Board in good faith. The total amount to be paid for the redemption of the Series Preferred is hereinafter referred to as the “Mandatory Redemption Price.” The number of shares of Series Preferred that the Corporation shall be required to redeem on any one Mandatory Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding held by the Requesting Holders immediately prior to the Mandatory Redemption Date by (B) the number of remaining Mandatory Redemption Dates (including the Mandatory Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each Requesting Holder on a pro rata basis, based on the number of shares of Series Preferred then held. For the avoidance of doubt, the Corporation shall only be required to redeem the Series Preferred under this Section 6 in the event that the holders of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock all, in accordance with the requirements set forth above in Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and 6(a)(iv) above, request such redemption.
          (b) The Corporation shall provide notice (a “Redemption Notice”) of its receipt of an Initial Redemption Request, specifying (i) the dates on which the Redemption Shares shall be redeemed by the Corporation (the first of which shall not be less than sixty (60) days nor more than one hundred twenty (120) days from the date the Initial Redemption Request is received by the Corporation) (each such date being referred to as a “Mandatory Redemption Date”), (ii) the time, manner and place of redemption and (iii) the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series Preferred at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than forty-five (45) days prior to the first Mandatory Redemption Date. Each holder of Series Preferred (other than a holder who has made the Initial Redemption Request) may elect to become a Requesting Holder by written notice mailed to the Corporation, by first class or registered mail, postage prepaid, at least thirty (30) days prior to the first Mandatory Redemption Date. Except as provided in Section 6(c) below, each Requesting Holder shall surrender to the Corporation on the applicable Mandatory Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Mandatory Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be cancelled.
          (c) If the funds of the Corporation legally available for redemption of Series Preferred on any Mandatory Redemption Date are insufficient to redeem the number of Redemption Shares required under this Section 6 to be redeemed on such date from Requesting Holders, those funds which are legally available will be used to redeem the maximum possible number of such Redemption Shares ratably on the basis of the number of Redemption Shares which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all Redemption Shares required to be redeemed on such date and, if requested by any Requesting Holder, the Corporation will issue to such Requesting Holder a senior secured promissory note, bearing interest at the rate of eight percent (8%) per annum, in a form reasonably acceptable to a majority of the Requesting Holders (the “Note”) equal to the value of the balance of the Redemption Shares requested to be redeemed that are not redeemable at that time. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofor obligated to redeem, ratably on the basis set forth in this paragraph and the principal of the Note will then be cancelled to the extent that the funds have been paid to the Requesting Holder.
          (d) Unless there shall have been a failure to pay the Mandatory Redemption Price, on the Mandatory Redemption Date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not, from and after such Mandatory Redemption Date, be deemed to be outstanding.
          (e) Any Series Preferred redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.
     7. Waiver. Any of the general rights of the holders of Series Preferred set forth herein may be waived by the affirmative written consent or vote of the holders of at least (a) two-thirds (2/3) of the shares of Series A Preferred Stock then outstanding, (b) sixty percent (60%) of the shares of Series B Preferred Stock then outstanding, (c) a majority of the shares of Series C Preferred Stock then outstanding, and (d) a majority of the shares of Series D Preferred Stock then outstanding, each consenting or voting as separate classes. Any of the specific rights of the Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of at least two-thirds (2/3) of the shares of the Series A Preferred Stock then outstanding. Any of the specific rights of the Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding. Any of the specific rights of the Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of at least a majority of the shares of Series C Preferred Stock then outstanding. Any of the specific rights of the Series D Preferred Stock set forth herein may be waived by the affirmative consent or vote of at least a majority of the shares of Series D Preferred Stock then outstanding.
ARTICLE SIX
Board of Directors
          In furtherance of and not in limitation of the powers conferred by statute, it is provided:
     1. That the election of directors need not be by written ballot and no director of the Corporation need be a stockholder of the Corporation.

          2. Except as otherwise provided herein, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation (the “Bylaws”).
          3. Except as otherwise provided herein, the Board is expressly authorized to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
          4. Except as otherwise provided herein, the Board is expressly authorized to set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any purpose and to reduce any such reserve in the manner in which it was created.
ARTICLE SEVEN
Limitation on Liability
               No Director of the Corporation shall be personally liable to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
               If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article Seven.
               Any repeal or amendment of this Article Seven shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.
ARTICLE EIGHT
Indemnification
               To the maximum extent permitted by law, the Corporation shall indemnify fully any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom.
               The Corporation may, if so requested by a director or officer, advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by and on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.
ARTICLE NINE
Miscellaneous
     1. The Corporation expressly elects not to be governed by Section 203 of the DGCL.
     2. The books of the Corporation may be kept outside of the State of Delaware as may be designated by the Board, or in the Bylaws of the Corporation.
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     IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 23rd day of May 2006.

SOURCEFIRE, INC.
By:	E. Wayne Jackson, III
	Name:	E. Wayne Jackson, III
	Title:	Chief Executive Officer